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                                    EXHIBIT 2

             CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The Company wishes to caution readers that the following important factors, among others, as more fully described under the heading "Risk Factors" in the Company's prospectus (the "Prospectus"), dated April 25, 1996, filed with the Securities and Exchange Commission pursuant to the requirements of Rule 424(b) promulgated under the Securities Act of 1933, could affect, PathoGenesis' product development efforts relating to its lead drug candidate, TOBI(TM) (tobramycin for inhalation), as well as any other drug candidates that the Company may seek to develop in the future.

         The Company's product development efforts are subject to a variety of uncertainties inherent in the development of pharmaceutical products. These uncertainties include the possibilities that the Company's drug candidates will be found to be ineffective, unsafe, toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that any such drug candidates, if safe and effective, will be difficult to develop into commercially viable products, to manufacture on a large scale or be uneconomical to market; or that proprietary rights of third parties will preclude the Company from marketing any products developed by the Company. There is, therefore, substantial uncertainty whether the Company's product development efforts will prove to be successful. Moreover, the Company is seeking to develop new treatments for conditions that are also the subject of research and development efforts by other companies and entities. The Company's competitors may succeed in developing technologies or products that are more effective or cost effective than those of the Company. Rapid technological changes or developments by others may result in the Company's drug candidates becoming obsolete or noncompetitive.

         There can be no assurance that regulatory approvals will be obtained or will be as broad as sought, that TOBI(TM) will be capable of being produced in commercial quantities at reasonable costs or that any products, if introduced, will achieve market acceptance.